Exhibit 99.1

NEWS RELEASE for November 1, 2012 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS 2012 THIRD QUARTER, NINE-MONTH RESULTS;

RECORD REVENUES FOR BOTH PERIODS

NORTHVILLE, MI (November 1, 2012) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the third quarter and nine months ended September 30, 2012.

On May 16, 2011, Gentherm closed the previously announced acquisition of a majority interest in W.E.T. Automotive Systems AG, a publicly-traded German automotive thermal control and electronic components company. As a result, the 2011 nine-month period includes operating results of W.E.T. beginning May 16, 2011. The 2012 third quarter is the first quarter where the year-over-year comparisons include a full three months of W.E.T. financial results for both periods since the acquisition.

President and CEO Daniel R. Coker said, “We had another strong quarter of growth and achieved a significant milestone with the shipment of our 10 millionth Climate Control Seat™ (CCS™) during the period. Our seat systems for the automotive market continue to gain popularity, which we think reflects the importance of our proprietary thermal technology and our engineering capabilities, as well as the growing consumer interest in driver and passenger comfort during the driving experience.

“We believe this desire for thermal comfort has broad applications, which is why we are now offering our heated and cooled technology in a chair for the office furniture market. In addition, building on the growing interest we are seeing with our technology in bedding products offered in the U.S., we are now working on another line of bedding products with a partner in the United Arab Emirates,” added Coker. “We remain on track with our guidance for the remainder of the year and continue to move forward in cooperation with W.E.T.”

Third Quarter Financial Highlights

Revenues for the 2012 third quarter increased 12 percent to $141.1 million from $125.6 million in the prior year period. W.E.T. revenues include the positive effect of the first historical Gentherm vehicle program being produced in a W.E.T. facility, which totaled $6.5 million for the 2012 third quarter and $4.4 million for the 2011 third quarter. Adding back the transferred program’s revenues for both periods, historical Gentherm product revenues would have increased $5.6 million, or 16 percent, reflecting new vehicle program launches since the end of the 2011 third quarter and expansion of certain programs into new geographic regions by customers on existing vehicles. New program launches for CCS include the Ford Flex, Nissan Pathfinder, Infiniti JX, Hyundai i40 and Kia K9 Cadenza. Certain existing vehicle programs had higher revenue during the period as a result of Gentherm’s customers expanding the availability of the product to additional geographic regions. This includes the Kia Optima, which is now also offered in China and North America.

Partially offsetting higher product revenues during the 2012 third quarter is a decline related to the weakening of the Euro against the U.S. dollar which negatively impacted the Company’s Euro–denominated revenues. The Euro–denominated product revenue for the 2012 third quarter was €31.9 million and the average U.S. Dollar/Euro exchange rate for the quarter was 1.2514. If the average exchange rate for the quarter had been equal to the average U.S. Dollar/Euro rate for all of 2011 which was 1.4070, Gentherm would have reported incrementally higher revenue of approximately $5.0 million.

This year’s third quarter net income attributable to common shareholders was $2.6 million, or $0.09 per share. Non-cash purchase accounting impacts related to the W.E.T. acquisition totaled $3.3 million, or $0.06 per basic and diluted share. In addition, the 2012 third quarter results include convertible preferred stock dividends of $1.5 million, which reduced net income attributable to common shareholders by $0.05 per basic and diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.20 per basic and diluted share.

Net loss attributable to common shareholders for the third quarter of 2011 was $1.6 million, or $0.07 loss per share, which included acquisition-related fees and expenses and debt retirement costs totaling $203,000. In addition, non-cash purchase accounting impacts totaling $5.3 million and convertible preferred stock dividends of $2.8 million were recorded during last year’s third quarter. Excluding these charges, Gentherm would have earned $4.4 million, or $0.12 per share, in the 2011 third quarter. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the third quarter of 2012 increased to 26.1 percent, up from 24.5 percent for the third quarter of 2011. Margins for both Gentherm and W.E.T. improved compared with the prior year’s third quarter.

Adjusted EBITDA for the third quarter of 2012 was $18.6 million compared with Adjusted EBITDA of $15.5 million for the prior year period, and was $728,000 higher than Adjusted EBITDA during this year’s second quarter of $17.8 million.

Historical Gentherm financial results and Adjusted EBITDA for the third quarter of 2012 (which are non-GAAP measures) are provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of September 30, 2012, had total cash and cash equivalents of $72.3 million, total assets of $458.5 million and shareholders’ equity of $212.0 million. Total debt was $60.3 million, and the book value of the unredeemed Series C Convertible Preferred Stock was $29.6 million as of September 30, 2012.

Year-to-Date Summary

For the first nine months of 2012, revenues increased to $406.7 million from $238.6 million in the prior year period. The increase in revenues primarily reflects a full nine months of W.E.T. revenues in the first nine months of 2012 compared with four and a half months of W.E.T. revenues in the first nine months of 2011 and higher revenues for historical Gentherm. Had Gentherm acquired W.E.T. on January 1, 2011, pro-forma combined revenues during the first nine months of 2011 would have been $371.1 million. Revenues for the first nine months of 2012 were approximately 9.6 percent higher than the pro-forma combined results. W.E.T. revenues include the positive effect of the first historical Gentherm vehicle program to be produced in a W.E.T. facility which totaled $20.7 million for the first nine months of 2012 and $4.4 million for the year-earlier period. Adding back the transferred program’s revenues for both periods, historical Gentherm product revenues would have increased $14.1 million, or 14 percent.

Partially offsetting higher product revenues during the first nine months of 2012 is a decline related to the weakening of the Euro against the U.S. dollar which negatively impacted the Company’s Euro–denominated revenues. The Euro–denominated product revenue for the first nine months of 2012 was €95.5 million and the average U.S. Dollar/Euro exchange rate for the first nine months was 1.2824. If the average exchange rate for the first nine months of 2012 had been equal to the average U.S. Dollar/Euro rate for all of 2011 which was 1.4086, Gentherm would have reported incrementally higher revenue of approximately $12.1 million.

Net income attributable to common shareholders for the first nine months of 2012 was $9.0 million, or $0.32 per basic and $0.31 per diluted share. Non-cash purchase accounting impacts related to the W.E.T. acquisition totaled $9.8 million, or $0.20 per basic and diluted share. In addition, the results for the first nine months of 2012 include convertible preferred stock dividends of $5.5 million, which reduced net income attributable to common shareholders by $0.20 per basic and $0.19 per diluted share. Adjusting for these factors, Gentherm would have reported net income attributable to common shareholders of $0.72 per basic and $0.71 per diluted share.

Net loss attributable to common shareholders for the first nine months of 2011 was $3.9 million, or $0.17 loss per share, which included acquisition-related one-time fees and expenses totaling $5.4 million, debt retirement expense of $970,000, non-cash purchase accounting impacts totaling $9.6 million and convertible preferred stock dividends of $5.7 million. Excluding these charges, Gentherm would have earned $12.9 million, or $0.58 per basic and $0.55 per diluted share, in the first nine months of 2011. The fees and expenses associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the first nine months of 2012 was 25.4 percent compared with 25.5 percent in the year-earlier period. This decrease reflects the full year impact of including W.E.T. revenues, which have an overall lower gross margin than historical Gentherm, in the consolidated total revenues.

Adjusted EBITDA for the first nine months of 2012 was $52.2 million compared with Adjusted EBITDA of $35.5 million for the prior year period.

Interest Expense and Revaluation of Derivatives

Interest expense for the third quarter and first nine months of this year was $898,000 and $3.1 million, respectively, compared with $1.2 million and $2.5 million for the prior year periods. Approximately $1.1 million in interest expense during the first nine months was related to the debt of W.E.T., and the balance resulted from financing used to fund a portion of the W.E.T. acquisition.

For this year’s third quarter and first nine months, the Company recorded losses related to the revaluation of derivative financial instruments of $993,000 and $1.1 million, respectively, compared with losses of $4.3 million and $5.6 million for the prior year periods. Derivative losses stem from W.E.T.’s Cash Related Swap (CRS) contract and portfolio of currency derivative instruments.

Research and Development, Selling, General and Administrative Expenses

The 2012 third quarter results include a year-over-year decrease in net research and development expenses of $1.2 million. Net research and development expenses for the first nine months of 2012 were up $11.4 million, reflecting a full nine months of W.E.T. research and development expenses incurred the first nine months of this year compared with four and a half months of W.E.T. expenses incurred in the year-earlier period.

Selling, general and administrative (SG&A) expenses for this year’s third quarter and first nine months increased $3.0 million and $19.9 million, respectively. This was primarily due to a full nine months of W.E.T. expenses incurred in the first nine months of this year compared with four and a half months of W.E.T. expenses in the prior year period. Increases in historical Gentherm SG&A expenses for both periods include expenses related to a Domination and Profit and Loss Transfer Agreement (DPLTA) for W.E.T., expenses related to the Sarbanes-Oxley compliance implementation for W.E.T., and one-time fees during the quarter associated with an investigation of a potential acquisition which was not completed.

Guidance

The Company expects combined revenues of Gentherm/W.E.T. in the 2012 fourth quarter to be in-line with the Company’s full year forecast. Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, 2012 revenue appears to be strong for the combined companies. Gentherm is expecting revenue growth for the full year in the range of 10 percent over the combined Gentherm/W.E.T. 2011 revenues (which were $501.2 million on a full year pro-forma basis).

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-1427. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA and historical Gentherm financial results, may be considered non-GAAP financial measures. Gentherm believes this information is useful to investors because it provides a basis for measuring Gentherm’s available capital resources, the operating performance of Gentherm’s business and Gentherm’s cash flow that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Gentherm’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Gentherm’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Reconciliation between net income and EBITDA is provided in the financial tables at the end of this news release.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Amerigon expressly disclaims any intent or obligation to update any forward-looking statements.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product revenues	$141,058	$125,639	$406,737	$238,572
Cost of sales	104,258	94,795	303,275	177,671

Gross margin	36,800	30,844	103,462	60,901
Operating expenses:
Research and development	10,702	11,520	31,480	18,921
Research and development reimbursements	(656)	(235)	(1,763)	(581)

Net research and development expenses	10,046	11,285	29,717	18,340
Acquisition transaction expenses	—	200	—	5,380
Selling, general and administrative	16,560	13,545	45,972	26,092

Total operating expenses	26,606	25,030	75,689	49,812

Operating income	10,194	5,814	27,773	11,089
Interest expense	(898)	(1,213)	(3,082)	(2,450)
Debt retirement expense	—	(3)	—	(970)
Revaluation of derivatives	(993)	(4,305)	(1,056)	(5,574)
Foreign currency gain (loss)	(421)	2,006	2,357	3,412
Other income	313	193	631	281

Earnings before income tax	8,195	2,492	26,623	5,788
Income tax expense	2,425	973	7,580	4,117

Net income	5,770	1,519	19,043	1,671
Loss (gain) attributable to non-controlling interest	(1,672)	(348)	(4,491)	175

Net income attributable to Gentherm Incorporated	4,098	1,171	14,552	1,846
Convertible preferred stock dividends	(1,516)	(2,815)	(5,521)	(5,738)

Net income (loss) attributable to common shareholders	$2,582	$(1,644)	$9,031	$(3,892)

Basic earnings (loss) per share	$0.09	$(0.07)	$0.32	$(0.17)

Diluted earnings (loss) per share	$0.09	$(0.07)	$0.31	$(0.17)

Weighted average number of shares – basic	29,619	22,753	28,177	22,351

Weighted average number of shares – diluted	30,003	22,753	28,676	22,351

MORE-MORE-MORE

GENTHERM INCORPORATED

RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Three month period ended September 30, 2012
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$141,058	$107,092	$33,966
Cost of sales	104,258	80,203	24,055

Gross margin	36,800	26,889	9,911
Gross margin percent	26.1%	25.1%	29.2%
Operating expenses:
Net research and development expenses	10,046	7,988	2,058
Selling, general and administrative expenses (1)	16,560	10,652	5,908
Operating income	10,194	8,249	1,945
Earnings before income tax	8,195	6,875	1,320

(1)	During the 2012 third quarter, historical Gentherm incurred approximately $600 in expenses related to the DPLTA and Sarbanes-Oxley compliance for W.E.T. within selling, general and administrative expenses.

	Three month period ended September 30, 2011
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$125,639	$95,122	$30,517
Cost of sales	94,795	72,584	22,211

Gross margin	30,844	22,538	8,306
Gross margin percent	24.5%	23.7%	27.2%
Operating expenses:
Net research and development expenses	11,285	8,949	2,336
Acquisition transaction expenses	200	6	194
Selling, general and administrative expenses	13,545	9,838	3,707
Operating income	5,814	3,745	2,069
Earnings before income tax	2,492	1,030	1,462

MORE-MORE-MORE

GENTHERM INCORPORATED

RESULTS EXCLUDING W.E.T.

The following table presents select operations data for the period as reported, amounts for W.E.T. operations and amounts for Gentherm less the W.E.T. amounts representing the historical portion of Gentherm. These historical Gentherm financial results, which are non-GAAP measures, are provided to help shareholders understand Gentherm’s results of operations in light of the 2011 acquisition of W.E.T. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

	Nine month period ended September 30, 2012
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$406,737	$310,620	$96,117
Cost of sales	303,275	234,362	68,913

Gross margin	103,462	76,258	27,204
Gross margin percent	25.4%	24.6%	28.3%
Operating expenses:
Net research and development expenses	29,717	22,974	6,743
Selling, general and administrative expenses (1)	45,972	31,010	14,962
Operating income	27,773	22,274	5,499
Earnings before income tax	26,623	23,001	3,622

(1)	During the nine month period ending September 30, 2012, historical Gentherm incurred approximately $1,690 in expenses related to the DPLTA and Sarbanes-Oxley compliance for W.E.T. within selling, general and administrative expenses.

	Nine month period ended September 30, 2011
	(In Thousands)
	As Reported	Less: W.E.T.	Historical Gentherm
Product revenues	$238,572	$140,300	$98,272
Cost of sales	177,671	107,042	70,629

Gross margin	60,901	33,258	27,643
Gross margin percent	25.5%	23.7%	28.1%
Operating expenses:
Net research and development expenses	18,340	11,054	7,286
Acquisition transaction expenses	5,380	713	4,667
Selling, general and administrative expenses	26,092	15,912	10,180
Operating income	11,089	5,579	5,510
Earnings before income tax	5,788	(353)	6,141

MORE-MORE-MORE

GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$5,770	$1,519	$19,043	$1,671
Add Back:
Income tax expense	2,425	973	7,580	4,117
Interest expense (income)	898	1,213	3,082	2,450
Depreciation and amortization	7,225	9,076	22,100	14,956
Adjustments:
Acquisition transaction expense	—	200	—	5,380
Debt retirement expense	—	3	—	970
Unrealized currency (gain) loss	2,505	(353)	1,913	1,855
Unrealized revaluation of derivatives	(252)	2,872	(1,482)	4,141

Adjusted EBITDA	$18,571	$15,503	$52,236	$35,540

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency (gain) loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

MORE-MORE-MORE

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND

OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Future Periods (estimated)
	2012	2011	2012	2011	2012	2013	2014	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$200	$—	$5,380	$—	$—	$—	$—
Debt retirement expense	—	3	—	970	—	—	—	—

	—	203	—	6,350	—	—	—	—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,924	$2,110	$5,771	$3,165	$7,712	$7,712	$7,712	$47,493
Technology amortization	807	885	2,420	1,328	3,234	3,234	3,234	9,322
Product development costs amortization	520	446	1,561	568	2,086	2,135	2,135	1,258
Order backlog amortization	—	1,532	—	3,063	—	—	—	—
Inventory fair value adjustment	—	374	—	1,497	—	—	—	—

	$3,251	$5,347	$9,752	$9,621	$13,032	$13,081	$13,081	$58,073
Tax effect	(753)	(1,313)	(2,259)	(3,189)	(3,018)	(3,030)	(3,030)	(13,450)

Net Income effect	2,498	4,237	7,493	12,782	10,014	10,051	10,051	44,623
Non-controlling interest effect	(602)	(975)	(1,805)	(1,754)	(2,411)	(2,421)	(2,421)	(10,746)

Net income available to shareholders effect	$1,897	$3,262	$5,689	$11,029	$7,602	$7,631	$7,631	$33,877

Earnings (loss) per share—difference
Basic	$0.06	$0.14	$0.20	$0.49
Diluted	$0.06	$0.14	$0.20	$0.48
Series C Preferred Stock dividend	$1,516	$2,815	$5,521	$5,738	$6,711	$1,622	$—	$—

Earnings (loss) per share—difference
Basic	$0.05	$0.12	$0.20	$0.26
Diluted	$0.05	$0.12	$0.19	$0.25

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$72,279	$23,839
Accounts receivable, less allowance of $2,207 and $1,937, respectively	101,044	82,395
Inventory:
Raw Materials	29,975	29,073
Work in process	2,416	2,497
Finished goods	19,409	14,774

Inventory	51,800	46,344
Derivative financial instruments	590	2,675
Deferred income tax assets	9,273	12,732
Prepaid expenses and other assets	17,042	9,685

Total current assets	252,028	177,670
Property and equipment, net	50,702	44,794
Goodwill	24,076	24,245
Other intangible assets	103,193	108,481
Deferred financing costs	1,789	2,441
Derivative financial instruments	5,082	—
Deferred income tax assets	11,739	11,402
Other non-current assets	9,928	8,774

Total assets	$458,537	$377,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$43,270	$42,533
Accrued liabilities	68,212	46,293
Current maturities of long-term debt	18,172	14,570
Derivative financial instruments	3,355	5,101
Deferred tax liabilities	—	3,218

Total current liabilities	133,009	111,715
Pension benefit obligation	3,548	3,872
Other liabilities	3,788	1,862
Long-term debt, less current maturities	42,110	61,677
Derivative financial instruments	13,072	17,189
Deferred tax liabilities	21,397	23,679

Total liabilities	216,924	219,994
Series C Convertible Preferred Stock	29,633	50,098
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 29,701,225 and 23,515,571 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	166,126	80,502
Paid-in capital	25,383	23,489
Accumulated other comprehensive income (loss)	(13,513)	(14,754)
Accumulated deficit	(16,685)	(25,716)

Total Gentherm Incorporated shareholders’ equity	161,311	63,521
Non-controlling interest	50,669	44,194

Total shareholders’ equity	211,980	107,715

Total liabilities and shareholders’ equity	$458,537	$377,807

MORE-MORE-MORE

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating Activities:
Net income	$19,043	$1,671
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,902	15,454
Deferred tax provision	2,390	148
Stock compensation	911	1,565
Defined benefit plan expense	(303)	3
Provision of doubtful accounts	(305)	—
Loss (gain) on revaluation of financial derivatives	(1,064)	5,574
Debt retirement expense	—	970
Loss on equity investment	228	—
Loss on sale of property, plant and equipment	53	—
Excess tax benefit from equity awards	(1,577)	(3,044)
Changes in operating assets and liabilities:
Accounts receivable	(16,728)	(17,201)
Inventory	(4,250)	(5,904)
Prepaid expenses and other assets	(7,264)	(124)
Accounts payable	4,622	9,630
Accrued liabilities	10,715	(2,107)

Net cash provided by operating activities	29,373	6,635
Investing Activities:
Purchases of derivative financial instruments	(7,787)	—
Maturities of short-term investments	—	9,761
Purchase of W.E.T. Automotive AG, net of cash acquired	—	(113,432)
Cash invested in corporate owned life insurance	(265)	—
Proceeds from the sale of property, plant and equipment	20	—
Purchase of property and equipment	(15,344)	(3,824)
Loan to equity investment	(590)	—
Patent costs	(2,593)	(921)

Net cash used in investing activities	(26,559)	(108,416)
Financing Activities:
Distribution paid to non-controlling interest	(290)	—
Borrowing of debt	3,286	137,083
Repayments of debt	(19,149)	(105,900)
Cash paid for financing costs	—	(4,157)
Proceeds from the sale of Series C Convertible Preferred Stock	—	61,403
Proceeds from the sale of embedded derivatives	—	2,610
Excess tax benefit from equity awards	1,577	3,044
Proceeds from public offering of common stock	75,487	—
Cash paid to Series C Preferred Stock Holders	(17,340)	(121)
Proceeds from sale of W.E.T. equity to non-controlling interest	1,921	1,175
Proceeds from the exercise of Common Stock options	733	1,258

Net cash provided by financing activities	46,225	96,395

Foreign currency effect	(599)	(4,136)

Net increase (decrease) in cash and cash equivalents	48,440	(9,522)
Cash and cash equivalents at beginning of period	23,839	26,584

Cash and cash equivalents at end of period	$72,279	$17,062

Supplemental disclosure of cash flow information:
Cash paid for taxes	$5,678	$3,062

Cash paid for interest	$2,787	$2,322

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock for Series C Preferred Stock redemption	$7,780	$7,780

Issuance of Common Stock for Series C Preferred Stock dividend	$1,030	$2,322

Common stock issued to Board of Directors and employees	$314	$666

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